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RSL Communications Announces Proposed High Yield Deutsche Mark Denominated
Debt Offering.

HAMILTON, Bermuda--Feb. 25, 1998--RSL Communications PLC, a wholly-owned subsidiary of RSL Communications Ltd. (NASDAQ:RSLCF), is making an offering of Deutsche Mark denominated Senior Notes due 2008, having a U.S. dollar equivalent principal amount of approximately $100 million, bearing interest at a rate to be determined. The issue will be guaranteed by RSL Communications, Ltd. and the offering is expected to close in early March.

These Notes have not been, and will not be, registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

RSL Communications, Ltd. is a global facilities-based telecommunications company that provides international services to over 240 countries worldwide, including long-distance, calling card, private line, value-added and Internet-based services to businesses, consumers and other carriers. The company serves customers on four continents in 18 countries that account for more than 65% of the world's international traffic.

                  CONTACT:  RSL Communications, Ltd.
                            Mark Hirschhorn, 212/317-1800, Ext. 214
                            Vice President and Controller
                                       or
                            Alan Garratt, 212/891-7450
                            Director, Public Relations
                                       or
                            KSCA Worldwide
                            Jeff Corbin/Joe Mansi
                            212/682-6300 ext. 214/205


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